Issuer Free Writing Prospectus

Filed pursuant to Rule 433(d)

Registration No. 333-194685-01

September 2, 2014

Pricing Term Sheet

Dated September 2, 2014

American Airlines, Inc.

$956,884,000

2014-1 Pass Through Trusts

Pass Through Certificates, Series 2014-1

Pricing Term Sheet, dated September 2, 2014 to the preliminary prospectus supplement dated September 2, 2014 (as supplemented, the “Preliminary Prospectus Supplement”) of American Airlines, Inc. (“American”).

The information herein supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Preliminary Prospectus Supplement.

Securities:	Class A Pass Through Certificates, Series 2014-1A (“Class A Certificates”)	Class B Pass Through Certificates, Series 2014-1B (“Class B Certificates”)

Amount:	$741,460,000	$215,424,000

Price to Public:	100%	100%

CUSIP:	02377A AA6	02376X AA7

ISIN:	US02377AAA60	US02376XAA72

Coupon/Stated Interest Rate:	3.700%	4.375%

Make-Whole Spread Over Treasuries:	0.25%	0.50%

Available Amount under the Liquidity Facilities at April 1, 2015[1]:	$39,944,957	$13,485,516

Initial “Maximum Commitment” under the Liquidity Facilities:	$42,294,115	$14,529,900

[1]	The first Regular Distribution Date to occur after the Outside Termination Date, which is the last date that Aircraft may be financed pursuant to this offering.

Underwriters’ Purchase Commitments:

Goldman, Sachs & Co.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Morgan Stanley & Co. LLC

Citigroup Global Markets Inc.

Merrill Lynch, Pierce, Fenner & Smith

                    Incorporated

Barclays Capital Inc.

BNP Paribas Securities Corp.

Credit Agricole Securities (USA) Inc.

J.P. Morgan Securities LLC

	$ 127,901,850 $ 127,901,850 $ 127,901,850 $ 127,901,850 $ 74,146,000 $ 37,073,000 $ 37,073,000 $ 14,829,200 $ 29,658,400 $ 37,073,000	$ 37,160,640 $ 37,160,640 $ 37,160,640 $ 37,160,640 $ 21,542,400 $ 10,771,200 $ 10,771,200 $ 4,308,480 $ 8,616,960 $ 10,771,200

Underwriting Commission:	$10,764,945

Concession to Selling Group Members:	0.50%	0.50%

Discount to Brokers/Dealers:	0.25%	0.25%

Settlement:	September 16, 2014 (T+10), the tenth business day after the date hereof

The issuer has filed a registration statement (including a prospectus) and a related prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request them by calling Goldman, Sachs & Co. toll-free 1-866-471-2526.

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